EXHIBIT 99

Gander Mountain Company Reports

Second Quarter Results

•                  Sales increased 35.5 percent over the second quarter of fiscal 2004, on track for the company’s targeted sales increase of at least 32 percent for the year.

•                  The company currently operates 91 stores in 15 states.

ST. PAUL, Minn., August 17, 2005 — Gander Mountain Company (Nasdaq: GMTN), a leading outdoor lifestyle retailer, today reported sales and earnings for the second quarter ended July 30, 2005.

For the second quarter of fiscal 2005, sales increased to $173.6 million, an increase of 35.5 percent over the second quarter of fiscal 2004. Comparable store sales decreased 4.2 percent after an increase of 1.8 percent in the second quarter of fiscal 2004. The net loss for the second quarter of fiscal 2005 was $10.4 million, compared to a $3.9 million restated loss for the second quarter of fiscal 2004.

For the 26 weeks ended July 30, 2005, sales increased $81.9 million, or 36.1 percent, to $308.7 million.  Comparable store sales decreased 2.7 percent. The net loss for the 26 weeks ended July 30, 2005, was $27.9 million, compared with a restated net loss of $17.7 million for the 26 weeks ended July 31, 2004.

“We have now reported sales growth of over 30 percent for eight of the past nine quarters,” said Mark Baker, President and CEO. “Given the success of our ten new stores opened so far in 2005, we have confidence in our ability to continue to enter new markets and gain scale.

“While we were disappointed in our comparable store sales performance and loss, we had anticipated incurring a loss in the second quarter because of the seasonality of our business. With nearly two-thirds of our business for the year still ahead of us as we enter the important fall hunting and holiday seasons, we believe that our broad assortment of goods and services and the knowledge and experience of our store associates position us well to meet the needs of outdoor enthusiasts.”

In the second quarter of fiscal 2005, Gander Mountain opened four new stores, bringing the total store count to 91 at the end of the quarter. One of the new stores marked the company’s entrance into its fifteenth state, Arkansas, and another was the sixth store in Texas, a market the company entered in 2004. In fiscal 2005, the company anticipates opening a total of 19 stores, including three store relocations or consolidations, for a total of 98 stores at year-end. The nine new stores opening in the fall will include stores in three new states — Maryland, Kansas and North Carolina — as well as additional stores in existing markets.

Loss per Share Calculation

On a GAAP basis, basic and diluted net loss per share for the second quarter of fiscal 2005 were $0.73, compared with basic and diluted net loss per share for the second quarter of fiscal 2004 of $0.27. For the six months ended July 30, 2005, on a GAAP basis, basic and diluted net loss per share were $1.96, compared with basic and diluted net loss per share of $2.76 a year ago.

(more)

On April 26, 2004, Gander Mountain closed its initial public offering of 6,583,750 shares of its common stock and converted existing preferred stock to common stock. Giving effect to the conversion of preferred shares and the application of the net proceeds of the offering as of the beginning of each period presented, pro-forma basic and diluted net loss per share for the six months ended July 30, 2005, were $1.96, compared with pro-forma basic and diluted net loss per share for the six months ended July 31, 2004, of $1.18.

Fiscal 2005 Outlook

The company updated its outlook for fiscal 2005.  The company’s outlook is based on current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act as described later in this release.  The company’s current outlook for the full year of fiscal 2005 is as follows:

•                  Sales are expected to exceed $850 million, an increase of at least 32 percent over fiscal 2004.

•                  Comparable store sales are expected to be flat with last year, down from the company’s previous guidance of an increase of at least two percent.

•                  Income before income taxes is expected to be more than $16 million, compared with $1.6 million in fiscal 2004.

•                  The company expects to open 19 stores during the year, including three store relocations and consolidations.

Conference Call Information

A conference call to discuss these results will be held today at 8:00 a.m. Central Time.

The conference call will be webcast from www.GanderMountain.com. To register for the event, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.

For those who cannot listen to the live broadcast, an archived webcast will be available shortly after the conclusion of the call, and remain available on www.GanderMountain.com for approximately 90 days.

About Gander Mountain Company

Gander Mountain Company (Nasdaq: GMTN), headquartered in Saint Paul, Minnesota, leads specialty retailers in serving the needs of outdoor enthusiasts with products and services for hunting, fishing, camping and boating. Gander Mountain offers competitively priced outdoor equipment, technical apparel and footwear, as well as gunsmith, archery, ATV and marine services.  The stores feature national, regional and local brands as well as the company’s owned brand. Focused on a “We Live Outdoors®” culture, Gander Mountain dedicates itself to creating outdoor memories.  There are currently 91 Gander Mountain outdoor lifestyle stores in 15 states.  For the nearest store location call 800-282-5993 or visit www.GanderMountain.com.

Cautionary Note Regarding Forward-Looking Statements
Any statements in this release that are not historical or current facts are forward-looking statements.  All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  Certain of these risks and uncertainties are described in the “Risks and Factors Affecting Current and Future Results” section of the company’s Annual Report on Form 10-K for fiscal 2004, as filed with the SEC, which is available at www.GanderMountain.com and at the SEC’s website at www.sec.gov.

Contact:	Shannon Burns
Director of Investor Relations
651-325-4337
Shannon.burns@gandermountain.com

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Gander Mountain Company

Condensed Statements of Operations - Unaudited

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
		July 31,		July 31,
	July 30,	2004	July 30,	2004
	2005	(restated)	2005	(restated)
Sales	$173,617	$128,096	$308,745	$226,815
Cost of goods sold	132,931	96,395	242,880	175,721
Gross profit	40,686	31,701	65,865	51,094

Operating expenses:
Store operating expenses	38,133	27,231	70,703	51,056
General and administrative expenses	9,568	6,115	15,321	12,613
Pre-opening expenses	1,017	1,320	3,776	2,693
Loss from operations	(8,032)	(2,965)	(23,935)	(15,268)
Interest expense, net	2,349	895	4,014	2,397
Loss before income taxes	(10,381)	(3,860)	(27,949)	(17,665)
Income tax provision	—	—	—	—
Net loss	(10,381)	(3,860)	(27,949)	(17,665)
Less preferred stock dividends	—	—	—	4,305
Loss applicable to common shareholders	$(10,381)	$(3,860)	$(27,949)	$(21,970)

Basic and diluted loss applicable to common shareholders per share	$(0.73)	$(0.27)	$(1.96)	$(2.76)

Weighted average common shares outstanding	14,258	14,222	14,247	7,962

Gander Mountain Company

Condensed Statements of Operations - Unaudited

Pro-Forma Loss Per Share

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
		July 31,		July 31,
	July 30,	2004	July 30,	2004
	2005	(restated)	2005	(restated)
Pro Forma Data (1)
Basic and Diluted
Pro forma loss applicable to common shareholders	$(10,381)	$(3,860)	$(27,949)	$(16,723)
Pro forma loss applicable to common shareholders per share	$(0.73)	$(0.27)	$(1.96)	$(1.18)
Pro forma weighted average common shares outstanding	14,258	14,222	14,247	14,222

Reconciliation of Pro Forma Data to GAAP
Loss applicable to common shareholders (GAAP)	$(10,381)	$(3,860)	$(27,949)	$(21,970)
Preferred stock dividends	—	—	—	4,305
Interest expense reduction	—	—	—	942
Net loss applicable to common shareholders (Pro forma)	$(10,381)	$(3,860)	$(27,949)	$(16,723)

Weighted average common shares outstanding (GAAP)	14,258	14,222	14,247	7,962
Conversion of preferred stock	—	—	—	3,149
Additional shares issued in IPO	—	—	—	3,111
Weighted average common shares outstanding (Pro forma)	14,258	14,222	14,247	14,222

(1) The Company believes the use of pro forma results provides more meaningful information due to the significant increase in share count as a result of the closing of the Company's initial public offering on April 26, 2004 and the conversion of convertible preferred stock into shares of common stock on that date. The pro forma data is presented as if these events had occurred prior to each period.

Gander Mountain Company

Condensed Balance Sheets

(In thousands)

		July 31,
	July 30,	2004
	2005	(unaudited)	January 29,
	(unaudited)	(restated)	2005 (1)
Assets
Current assets:
Cash and cash equivalents	$1,353	$1,172	$1,033
Accounts receivable	16,856	14,528	9,347
Inventories	322,168	253,710	264,138
Prepaids and other current assets	7,812	6,305	5,806

Total current assets	348,189	275,715	280,324

Property and equipment, net	126,331	67,555	101,430
Other assets	4,488	4,065	4,089

Total assets	$479,008	$347,335	$385,843

Liabilities and shareholders’ equity
Current liabilities:
Borrowings under credit facility	$186,695	$83,469	$114,441
Accounts payable	79,707	83,577	38,808
Accrued and other current liabilities	42,184	25,292	39,348

Total current liabilities	308,586	192,338	192,597

Long term liabilities	35,736	11,942	30,938

Shareholders’ equity	134,686	143,055	162,308

Total liabilities and shareholders' equity	$479,008	$347,335	$385,843

(1) The balance sheet as of January 29, 2005 has been condensed from the audited financial statements

Gander Mountain Company

Condensed Statements of Cash Flows - Unaudited

(In thousands)

	26 Weeks Ended
		July 31,
	July 30,	2004
	2005	(restated)
Operating activities
Net loss	$(27,949)	$(17,665)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,039	5,283
Property and equipment write-offs	1,160	439
Change in operating assets and liabilities:
Accounts receivable	(7,509)	(7,918)
Inventories	(58,030)	(73,349)
Prepaid expenses and other assets	(2,613)	(2,742)
Accounts payable and other liabilities	47,445	46,087
Net cash used in operating activities	$(39,457)	$(49,865)

Investing activities
Purchase of property and equipment, net	(32,767)	(17,720)
Net cash used in investing activities	$(32,767)	$(17,720)

Financing activities
Proceeds from sale of common stock, net of expenses	—	96,216
Proceeds from exercise of stock options	290	—
Repayments of notes with affiliates	—	(9,840)
Borrowings (repayments) under credit facility, net	72,254	(18,589)
Net cash provided by financing activities	$72,544	$67,787

Net increase in cash	320	202
Cash, beginning of period	1,033	970

Cash, end of period	$1,353	$1,172